EXHIBIT 3.1

                           CERTIFICATE OF INCORPORATION
                                 OF THE REGISTRANT

   ==========================================================================

                           CERTIFICATE OF INCORPORATION
                                       OF
                            IPO INVESTORS NETWORK, INC.


                                    ARTICLE I

           The name of the corporation is IPO Investors Network, Inc.

                                    ARTICLE II

  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE IV

  a. The aggregate number of shares of all classes of capital stock that the corporation shall have authority to issue is 125,000,000 shares. The shares are to be divided into the following classes:

  100,000,000 shares of common stock having a par value of $.0001 per share and designated as "Common Stock" amounting in the aggregate to Ten Thousand Dollars ($10,000.00).

  25,000,000 shares of preferred stock with a par value of $.0001 per share and designated as "Preferred Stock" amounting in the aggregate to Two Thousand Five Hundred Dollars ($2,500.00).

  b. The designations, preferences, limitations and relative rights of each class of capital stock is as follows:

  i. Preferred Stock. The Board of Directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and to fix, determine and state the voting power, dividend, redemption, conversion and liquidation rights, designations, preferences and relative, participating, optional or other special rights of the shares of series and the qualifications, limitations and restrictions thereof in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

  ii. Common Stock. The following are provisions common to all classes of Common Stock:

      (1) Subject to the prior and superior rights of the Preferred Stock and on the conditions set forth in any resolution or resolutions of the Board of Directors providing for the issuance of any particular series of the Preferred Stock, the Board of Directors may declare and pay dividends on the Common Stock from time to time as funds may be legally available therefor, which may be payable in cash, stock or other property.

      (2) In the event of the liquidation, dissolution or winding up of the affairs of the Corporation and after all payments and distributions shall have been made in full to the holders of the Preferred Stock as may have been required under the terms of the resolution or resolutions of the Board of Directors providing for the issuance of any particular series of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

      (3) Subject to the voting rights, if any, as may be set forth in any resolution or resolutions of the Board of Directors providing for the issuance of any particular series of any Preferred Stock, the holders of the Common Stock shall be entitled to one vote for each share held at all meetings of the stockholders of the Corporation.

                                    ARTICLE V

  The corporation is to have perpetual existence.

                                    ARTICLE VI

  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, alter or repeal its bylaws.

                                    ARTICLE VII

  Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                   ARTICLE VIII

  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                                    ARTICLE IX

  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                    ARTICLE X

  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    ARTICLE XI

  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for injury resulting from a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for injury resulting from acts or omissions not in good faith or which involve

                                       2

intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for injury resulting from any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law hereafter is amended so as to authorize the further elimination or limitation of the liability of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, then the preceding sentence, shall automatically, by virtue hereof and without any further action on the part of the Corporation or its stockholders, be further limited so as to be limited to the fullest extent permitted by the Delaware General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with regard to actions taken or omitted before such repeal or modification.

                                    ARTICLE XII

  The name and address of the incorporator is Richard A. Kranitz, Kranitz & Philipp, 1238 12th Avenue, Grafton, WI 53024.

  Executed in duplicate this 27th day of June, 2000.


                                        /s/ RICHARD A. KRANITZ
                                        Richard A. Kranitz, Incorporator


[ACKNOWLEDGEMENT]